Exhibit 10.1

Release Agreement

Date:	July 17, 2014

To:	Brian F. Keenan

From:	Anthony J. Moraco

Subject:	Career Transition Benefits

This Agreement describes the Career Transition Benefits you will receive in consideration for signing this Agreement with Science Applications International Corporation (SAIC). This Agreement does not change the at-will nature of your employment with SAIC.

1.	SAIC will continue your salary and benefits through Friday, August 1, 2014. Beginning August 2, 2014, you will be transferred to Consulting Employee (CE), described in paragraph 10 of this Agreement.

2.	If your employment with SAIC is terminated by SAIC for “cause” or if you voluntarily terminate without “good reason” before August 1, 2014 or the end of the revocation period, whichever is later, then you are no longer eligible for the Career Transition Benefits described in paragraph 4 of this Agreement. “Cause” includes conviction of a felony crime or willful and material violation of written Company policy that is not cured or remedied within 30 days after written notice. “Good reason” means any reduction in salary or bonus opportunity, diminution in title, position, or role or authority. Should death or disability prevent you from working to August 1, 2014, you remain eligible for the Career Transition Benefits described in this Agreement to the extent applicable.

3.	Upon converting to CE status, federal law (COBRA) provides that you may continue your group medical and dental benefits by paying the required premiums. More information regarding your COBRA rights, including time limitations, will be provided to you upon conversion to CE status.

4.	Except as indicated in paragraph 2 above, and in consideration of your release of claims and other obligations hereunder, you will receive a lump sum payment of $130,000 less applicable payroll tax withholdings. This payment will be made within ten (10) business days following the end of the revocation period as described in this Agreement or your conversion to CE status, whichever is later.

5.	If applicable, upon separation from SAIC, you agree to repay all outstanding loans or advances on or before your conversion to CE status unless alternate arrangements are made in advance with the appropriate point of contact for the payment of outstanding balances. The balance of all outstanding loans or advances will be paid within twelve (12) months of the date of your conversion to CE status unless waived. You may be responsible for taxes on the amount waived.

6.	If you transfer to a new position within SAIC prior to converting to CE status, you will receive the salary and benefits appropriate for such position and will not be eligible for the Career Transition Benefits described in this Agreement.

7.	You acknowledge that you have been informed that you have the right to consider whether or not to enter into this Agreement for forty-five (45) days.

8.	You understand that for a period of seven (7) days from the date you sign this Agreement, you may revoke this Agreement in writing to Dede O’Donnell at 1710 SAIC Drive, M/S T3-5, McLean, VA 22102, and that the Agreement shall not become effective or enforceable until the revocation period has expired.

9.	If you have not secured a position within SAIC or with another employer prior to August 1, 2014, you will be transferred to Consulting Employee (CE) status effective August 2, 2014. As a CE you will be eligible for the following:

a.	Your pay rate will be $192.00 per hour. The pay you actually receive will be determined by the number of approved hours that you work on specified projects, as assigned and approved in writing by your sponsoring manager or his/her designee. Unless otherwise notified in writing, Dede O’Donnell will act as your SAIC sponsoring manager for purposes of authorizing any hours you work as a CE. The CE hours that you are authorized to work, if any, are to be determined at the sole discretion of SAIC management. As a CE you will no longer be entitled to an SAIC office.

b.	Following your transfer to CE status, you will be paid for all of your accrued but unused comprehensive leave within ten (10) business days after the transfer. While you are classified as a CE, your vesting stock and/or stock options will continue on their existing vesting schedule.

c.	Immediately following your transfer to CE status, all company benefits except business travel insurance will cease. You may convert your Company-provided group life insurance coverage to a whole life policy. Other benefits continuation and/or conversion rights and privileges will be in accordance with all applicable laws and plan(s) provisions. Please refer to continuation and conversion information provided by HR and the insurance carriers for further details.

d.	Your SAIC retirement plan account balances may be maintained, and you may participate in the plan without a matching contribution from SAIC.

e.	Your CE status will be continued until April 24, 2015, and may be extended beyond this date at the sole discretion of SAIC management. SAIC at its sole discretion may terminate your CE status at any time during this period if SAIC believes you have: i) initiated the solicitation of or encouraged SAIC employees to leave the company; ii) competed directly or indirectly with SAIC for existing SAIC contracts or on current proposals; iii) violated the SAIC Code of Conduct and/or SAIC’s Policies and Instructions at any time, including the Conflict of Interest policy contained in SI-Pol1-01, or iv) violated the provisions of paragraph 10 of this Agreement. At the end of this period, if the CE status is not terminated, SAIC at its sole discretion may terminate your CE status at any time with or without cause or notice. You may terminate CE status for any reason at any time upon notice with no obligation to continue your employment.

10.	You agree that you: i) will not take or retain any proprietary information created by you or made available to you during the course of your employment at the Company or any other Company property such as computers, badges, etc.; ii) will not disclose to any third party, any of the trade secrets or other proprietary information of the Company; iii) will not use any of the Company’s trade secrets or other proprietary information to provide services or assistance to any other company, entity or person; and iv) will not violate the Intellectual Property Agreement (IPA) or the Invention, Copyright and Confidentiality Agreement (ICCA), whichever is applicable.

11.	You acknowledge that you have had the opportunity to seek the advice of an attorney of your choice with regard to this Agreement, and that there are no additional agreements, written or oral, express or implied, between you and SAIC. Furthermore, the terms of this Agreement may not be modified without the written agreement of all of the signatories hereto.

12.	You hereby agree to indemnify the Company and hold the Company and all other Releasees (defined in paragraph 14) harmless from and against any and all losses, costs, judgments, damages or expenses, including, without limitation, attorneys’ fees, costs and expenses, incurred by Releasees in defending any claim or cause of action brought or asserted by you, which claims or cause of action was discharged by virtue of this Agreement, to the extent permitted by law.

13.	Any dispute, claim or controversy of any kind or nature, including but not limited to the issue of arbitrability, arising out of or relating to the Agreement, or the breach thereof, or any disputes which may arise in the future, shall be settled in a final and binding arbitration. At your request, SAIC will provide you with the information regarding how claims are filed and how the arbitration process works.

14.	In return for the consideration provided to you pursuant to this Agreement, you agree to waive, release and forever discharge SAIC, its directors, agents, subsidiaries, affiliates, successors, assigns, employees, and customers, including their fiduciaries and trustees, attorneys and representatives, and plan administrators, plan fiduciaries, and agents (collectively referred to as the “Releasees”) from any claims and potential claims for relief, causes of action and liabilities, known or unknown, that you may have against Releasees or relating to the employment relationship between you and SAIC and the termination of that relationship, including any and all claims and rights under the title VII of the Civil Rights Act of 1964, Age Discrimination in employment Act of 1967, or any other federal, state or local law, statute, or ordinance prohibiting unlawful discrimination or affecting your employment with or termination from SAIC, and any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. 3730. You expressly agree that SAIC has not committed a violation of the Family and Medical Leave Act (FMLA) in connection with your employment by SAIC, or the separation of that employment, and that you do not possess and have not asserted any FMLA claim against SAIC in connection with your employment or the term of that employment by SAIC.

15.	In consideration of your compliance with the terms and conditions of this Agreement, the Company hereby agrees to waive any known claims and causes of action it might have against you occurring prior to the date this Agreement is signed, relating to the employment relationship between you and SAIC and the termination of that relationship, except for the obligations set forth in this Agreement. The Company specifically and expressly reserves its rights to avail itself of any and all remedies necessary to enforce and protect their rights under this Agreement including the initiation of formal legal proceedings against you should it be determined necessary to do so. This Agreement also does not include any rights or claims that may arise after the date this Agreement is executed.

16.

Nothing in this Agreement generally prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC or any other federal, state or local agency charged with the enforcement of any employment laws. Although, by signing this Agreement you are waiving your right to individual relief based on claims asserted in such a charge or complaint, except with the NLRB or anywhere else such a waiver is prohibited. You understand this Agreement does not apply to any claims or rights that may arise after the date that you sign the Agreement, the consideration for the Agreement, SAIC’s expense reimbursement policies, vested rights under SAIC’s ERISA-covered employee benefit plans as applicable on the date you sign this Agreement, and any claims that the controlling law clearly states may not be released by private agreement. You acknowledge that you have i) received all compensation due as a result of services performed for SAIC as of the time you sign this Agreement, unless you sign prior to your termination date in which case you still will be due the receipt of final paycheck; ii) reported to SAIC any and all work-related injuries incurred during employment; iii) been properly provided any leave of absence because of your or a family member’s health condition and have not be subjected to any improper treatment, conduct or actions due to a request for or taking such leave; and iv) provided SAIC with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of SAIC or any released person or entity.

17.	If you wish to accept the terms described in the Agreement, please signify your agreement by signing your name in the space provided on the bottom of this page and by initialing the previous pages of this Agreement. This Agreement will be legally binding and enforceable against you and SAIC, subject only to your rights of revocation, as of the last date that this Agreement is signed by both you and on behalf of SAIC below. Please return the signed and initialed document to Dede O’Donnell at 1710 SAIC Drive, M/S T3-5, McLean, VA 22102 by September 8, 2014.

AGREED:		For SAIC:

/s/ Brian Keenan	7/17/14	/s/ Anthony J. Moraco	7/17/14

Brian F. Keenan	Date	Anthony J. Moraco	Date

		/s/ Deborah H. O’Donnell	7/17/2014

		Deborah H. O’Donnell	Date

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